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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      Checkers Drive-In Restaurants, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
                      4300 West Cypress Street, Suite 600
                              Tampa, Florida 33607

                                                                     May 2, 2002

Dear Stockholder:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc. The Meeting will be held May 29, 2002 at 9:00 a.m., Eastern Daylight Savings Time, at the Tampa Westshore Marriott, located at 1001 North Westshore Boulevard, Tampa, Florida.

   The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting. We will also report on the progress of the Company and comment on matters of current interest.

   It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

   If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

   Your Board of Directors and management look forward to greeting you personally at the Meeting.

                                        Sincerely,

                                        /s/ Brian R. Doster
                                        -------------------
                                        Brian R. Doster
                                        Secretary

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 2002

   Notice is hereby given that the Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc., a Delaware corporation, will be held at the Tampa Westshore Marriott located at 1001 North Westshore Boulevard, Tampa, Florida, on May 29, 2002 at 9:00 a.m. Eastern Daylight Savings Time for the following purposes:

  1. To elect two Directors to serve until the Annual Meeting in 2005, until their successors are elected and qualified or until their earlier resignation, removal from office or death;

  2. To ratify and approve the appointment of KPMG LLP as the Company's independent auditors for fiscal 2002; and

  3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

   Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2001 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on April 15, 2002 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at Checkers Drive-In Restaurants, Inc., at 4300 West Cypress Street, Suite 600, Tampa, Florida 33607.

   All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

                                          By order of the Board of Directors,

                                          /s/ Brian R. Doster
                                          -------------------
                                          BRIAN R. DOSTER
                                          Secretary

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
                      4300 West Cypress Street, Suite 600
                              Tampa, Florida 33607

                                PROXY STATEMENT

   This Proxy Statement is furnished by the Board of Directors and management of Checkers Drive-In Restaurants, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Company's 2002 Annual Meeting of Stockholders, which will be held on May 29, 2002 at 9:00 a.m., at the Tampa Westshore Marriott located at 1001 North Westshore Boulevard, Tampa, Florida (the "Meeting").

   Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

   The close of business on April 15, 2002, has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting ("Stockholders"). As of February 25, 2002, 10,933,069 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") were outstanding. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on April 15, 2002, on all matters that come before the Meeting.

   The affirmative vote of the majority of the votes cast at the Meeting will be required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be treated as voted with respect to the Directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against such other matters.

   In accordance with the rules of the NASDAQ National Market, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileged of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. If a broker indicated that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

   The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy has been first mailed to stockholders is May 2, 2002.

                             ELECTION OF DIRECTORS

   There are currently nine seats on the Board of Directors, with no vacancies. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The terms of office of two of the Company's Directors, William P. Foley, II and Clarence V. McKee, will expire at the Meeting. The Board of Directors has determined, pursuant to the authority granted to it in the Certificate of Incorporation, to reduce, at this time, the number of seats on the Board of Directors from nine to seven, effective as of the date of the Meeting. The Company's Certificate of Incorporation requires that the Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. Accordingly, to comply with the staggered term requirement, two of the four members whose terms expire at the annual meeting in 2004 are running for election until the annual meeting in 2005, resulting in one class of three directors whose terms expire in 2003, a second class of two directors whose terms expire in 2004, and a third class of two directors whose terms expire in 2005. The Board of Directors unanimously recommends that you vote "FOR" the election of Messrs. O'Hara and Dorsch as Directors, to hold office until the Company's annual meeting in 2005 and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. See "Management--Directors and Executive Officers" and Security Ownership of Management and Others" for further information on each nominee. Stockholders may vote for up to two nominees. Stockholders may not vote cumulatively in the election of Directors.

                                   MANAGEMENT

   The following table sets forth the names and ages of the Directors and executive officers of the Company and the positions they hold. Executive officers serve at the pleasure of the Board of Directors.

Directors and Executive Officers

          Name          Age                      Position
          ----          ---                      --------
                            Chairman of the Board of Directors (term expiring
 Ronald B. Maggard.....  52 in 2003)
 Peter C. O'Hara.......  46 Vice Chairman of the Board of Directors and
                            Director
                            (term expiring in 2004) Nominee for Director with
                            term expiring in 2005
 Daniel J. Dorsch......  49 President, Chief Executive Officer and Director
                            (term expiring in 2004) Nominee for Director with
                            term expiring in 2005
 Terry N. Christensen..  61 Director (term expiring in 2004)
 Willie D. Davis.......  67 Director (term expiring in 2004)
 David Gotterer........  73 Director (term expiring in 2003)
 William P. Foley, II..  57 Director (term expiring in 2002)
 Clarence V. McKee.....  59 Director (term expiring in 2002)
 Burt Sugarman.........  63 Director (term expiring in 2003)

Directors

   RONALD B. MAGGARD has served as a director since August 1999, and as Chairman of the Board since September 2001. For more than the past five years, Mr. Maggard has been President of Maggard Enterprises, Newport Beach, CA, which owns 20 franchised Long John Silver. Mr. Maggard also served as a director of Santa Barbara Restaurant Group, until its merger with CKE Restaurants, Inc.

   PETER C. O'HARA has served as a director since June 1998 and Vice Chairman since September 1999. He has served as president of Capital Management of L.I., N.Y., Inc., a Checkers franchise area developer for Long Island, New York, since March 1994.

   DANIEL J. DORSCH has served as the Chief Executive Officer, President and a director since December 1999. Mr. Dorsch was also Chief Executive Officer and President of Jordan, Nicholas, Elliott, Inc. from November 1993 to November 1999 in Tampa, Florida, a multi-unit franchise owner for Papa John's Pizza. Since 1994, Mr. Dorsch has also owned and operated franchises with Honda, Kawasaki, Yamaha, Suzuki, & Seadoo.

   BURT SUGARMAN has served as a director since June 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of Giant Group, Ltd. for the past five years and also served as a director of Santa Barbara Restaurant Group until its merger with CKE Restaurants, Inc. Mr. Sugarman served as Chairman of the Board of Rally's Hamburgers, Inc. from November 1994 to October 1997.

   TERRY N. CHRISTENSEN has served as a director since November 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since May 1988. Mr. Christensen is a director of Giant Group, Ltd. and MGM Mirage. Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP performed legal services for us in 2000 and 2001. Such services have related to litigation, compliance with securities laws and other business matters.

   WILLIE D. DAVIS has served as a director since August 1999. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently also serves on the board of directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, Metro-Goldwyn-Mayer Inc., MGM Mirage, Basset Furniture Industries, Incorporated and the Strong Fund.

   DAVID GOTTERER has served as a director since August 1999. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of Giant Group, Ltd.

   The following two individuals were members of the Board of Directors during the Company's 2001 fiscal year whose terms expire at the Meeting and who are not standing for re-election.

   WILLIAM P. FOLEY, II has served as a director since November 1996. Mr. Foley has been Chairman of the Board of Santa Barbara Restaurant Group, Inc. since July 1997. He has been the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. which, through its subsidiaries, is a title insurance underwriting company, since its formation in 1984. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board of Directors of CKE Restaurants, Inc., owner, operator and franchisor of quick-service restaurants, primarily under the Carl's Jr. and Hardee's brand names, and is a director of Micro General Corporation, Miravant Medical Technologies and Fresh Foods, Inc.

   CLARENCE V. McKEE has served as a director since June 1996. Mr. McKee has been the President and Chief Executive Officer of McKee Communications, Inc., a Tampa, Florida based company engaged in the acquisition and management of communications companies, since October 1992. He is a former chairman of the Florida Association of Broadcasters and former director of Florida Progress Corporation and its subsidiary Florida Power Corporation.

Executive Officers

   Set forth below is a description of the business experience and the ages of our executive officers, other than Mr. Dorsch, whose experience is described above. Executive officers serve at the discretion of our Board of Directors.

   STEVE COHEN (50) has served as our Senior Vice President of Human Resources since December 1997. From May 1995 to December 1997, Mr. Cohen was the Field Human Resources Manager for EZCorp in Austin, Texas.

   DAVID G. KOEHLER (44) has served as our Chief Financial Officer, Vice President of Finance and Treasurer since August 2001. Mr. Koehler is a certified public accountant with over 17 years of experience in

Accounting, Investment Banking, Corporate Finance, and Information Technology. Previously he was Vice President of Finance at Pinnacle Towers from 1999 to 2001, and Chief Financial Officer of Fauquier Bank from 1994 to 1999. Additionally, he worked in PricewaterhouseCoopers LLP's and Ernst & Young's consulting practices.

   ADAM NOYES (32) has served as Vice President of Purchasing and Operations since August 2000. He served as Vice President of Purchasing and Quality Assurance from October 1998 to August 2000. He was Senior Director of Purchasing from May 1998 to September 1998 and Director of Purchasing from June 1996 to April 1998. Prior to this, Mr. Noyes served Checkers in the capacity of restaurant support services from April 1991 to May 1996.

   KEITH SIROIS (50) has served as Vice President of Franchise Operations since September 1999. From September 1998 to September 1999, he served as Checkers' Director of Franchise Operations. Mr. Sirois served as a franchise business consultant with Checkers from August 1996 to September 1998. From March 1992 to September 1996, Mr. Sirois served as Vice President of Franchise Operations for Heartwise Express, Inc. in Chicago, Illinois.

   RICHARD TURER (40) has served as Vice President of Marketing since September 1999. From July 1998 to September 1999, Mr. Turer served as Director of Marketing for Checkers and Rally's brands. From May 1995 to July 1998, he was self-employed and operated Mill House McCabe, a marketing and promotional company, in Sparta, New Jersey.

   BRIAN R. DOSTER (43) has served as Vice President, Corporate Counsel and Secretary since November, 2000. He served previously as Assistant General Counsel and Assistant Secretary of Checkers since April 1999 and September 1999, respectively. From November 1985 to April 1999, he was a corporate attorney for Amoco Corporation in Chicago, Illinois. Mr. Doster is also a Director of Tampa Community Health Centers, Inc., a not for profit provider of health services, since January 2002.

   No family relationships exist between any of the directors and the executive officers of the Company. There are no arrangements or understandings between any director and any other person concerning service or nomination as a director.

   The Board of Directors held seven meetings during 2001 and acted one time by unanimous written consent without a meeting. In 2001, each incumbent Director attended at least 75% of the meeting of the Board of Directors and of each committee of which he was a member. The Chairman and other Board members periodically communicate with one another during the year regarding Company business in between meetings.

Committees of the Board of Directors

   The Board of Directors has Executive, Audit, Compensation and Stock Option and Nomination Committees.

   During 2001, the Audit Committee consisted of Ronald B. Maggard, Clarence V. McKee, and David Gotterer who was elected to the Committee in January 2000. The Committee held four meetings. The Audit Committee recommends the appointment of the independent auditors of the Company, discusses and reviews the scope and fees of the prospective annual audit and reviews the results thereof with the independent auditors, reviews and approves non-audit services of the independent auditors, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties. During the year, the Board examined the composition of the Audit Committee in light of the adoption by the Securities and Exchange Commission and the NASDAQ Exchange rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the listing standards of the NASDAQ Stock Market. In addition, the Committee reviewed its Charter and declared it effective for the current year.

   During 2001, the Executive Committee consisted of Ronald Maggard, who replaced Mr. Foley upon becoming the Chairman of the Board, Peter O'Hara and Daniel J. Dorsch and held one meeting. The Executive Committee has the authority between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

   During 2001, the Compensation Committee, inclusive of the Stock Option Committee, consisted of Peter C. O'Hara, William P. Foley, II and Burt Sugarman and held one meeting. Its principal function is to make recommendations to the Board of Directors with respect to compensation and benefits to be paid to officers, and perform other duties prescribed by the Board with respect to employee stock plans and benefit programs.

   During 2001, the Nomination Committee consisted of Peter C. O'Hara, William
P. Foley, II and Willie D. Davis. During the 2001, the committee held one meeting. The Nomination Committee proposes a slate of directors for election by the shareholders at each annual meeting, and candidates to fill vacancies on the Board of Directors. The Nomination Committee will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company. See "Stockholder proposals for presentation at the 2003 Annual Meeting."

Compensation of Directors

   Directors who are our employees receive no extra compensation for their services as directors. Directors who are not employees receive a director's fee of $2,500 per quarter. In addition, these independent directors receive $2,500 for each board meeting, $1,000 for each committee meeting they attend, plus out of pocket expenses. Non-employee directors also participate in the 1994 Stock Option Plan for Non-Employee Directors, which provides for the automatic grant to each non-employee director, upon election to the board of directors, of a non-qualified, ten-year option to acquire 8,333 shares of the common stock, with the subsequent automatic grant on the first day of each fiscal year thereafter of a non-qualified, ten-year option to acquire an additional 1,667 shares of common stock. All such options have an exercise price equal to the closing sale price of the common stock on the date of grant. One-fifth of each initial option granted pursuant to the plan before August 6, 1997 become exercisable on a cumulative basis on each of the first five anniversaries of the date of the grant of the option. One-third of each annual option granted pursuant to the plan before August 6, 1997 becomes exercisable on a cumulative basis on each of the first three anniversaries of the date of the grant of the option. Pursuant to a proposal approved by stockholders at the Annual Meeting in 1999, the Chairman of the Board received an option to purchase 40,000 shares, the Vice-Chairman received an option to purchase 20,000 shares and all other non-employee directors received options to purchase 10,000 shares of the Company's common stock. Pursuant to a proposal approved by stockholders at the Annual Meeting in 2000, the Chairman of the Board received an option to purchase 125,000 shares, the Vice Chairman received an option to purchase 25,000 shares and all other non-employees directors received options to purchase 50,000 shares of the Company's common stock. All options granted pursuant to this plan on or after August 6, 1997 are exercisable immediately upon grant. Options are exercisable whether or not the non-employee director, at the time of exercise, is a member of the Board of Directors, unless the director is removed for cause.

   Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro LLP, a law firm in which Mr. Christensen is a named partner, performed legal services for the Company during 2001 and 2000 amounting to $45,000 and $457,000, respectively. Such services were related to the defense of certain litigation, compliance with securities laws and other business matters.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and holders of more than 10% of the Company's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership. David G. Koehler, the Company's Chief Financial Officer, Vice President of Finance and Treasurer, was delinquent in filing an initial Statement of Beneficial Ownership on Form 3 upon appointment as an executive officer of the Company, although at the time such filing was due, Mr Koehler did not beneficially own any shares of the Company. Terry N. Christensen, a director of the Company, was late in filing a required Form 5 with respect to the Company's 2001 fiscal year. Based solely on a review of forms, reports and certificates filed with the Company by such persons, all other Section 16(a) filing requirements were complied with by such persons in 2001.

   The following table sets forth certain information as of March 25, 2002, relating to the beneficial ownership of the common stock by (a) all persons known by us to beneficially own more than 5% of the outstanding shares of the common stock, (b) each director, director nominee and executive officer and,
(c) all officers and directors as a group. We had 11,176,310 shares outstanding as of March 25, 2002.

                                                    Number of
                                                      Shares    Percentage of
                                                   Beneficially     Shares
  Name and Address of Beneficial Owner(1)(2)(3)      Owned(1)   Outstanding(4)
  ---------------------------------------------    ------------ --------------
CKE Restaurants, Inc.(5)..........................  1,158,893        9.8%
 3916 State Street, Suite 300, Santa Barbara, CA
 93105
Giant Group, LTD(6)...............................    994,699        8.7%
 9440 Santa Monica Blvd, #407, Beverly Hills, CA
 90210
Calm Waters Partnership...........................    988,500        8.8%
 100 Heritage Reserve, Menomonee Falls, WI 53051
FMR Corp..........................................    944,700        8.5%
 82 Devonshire Street, Boston, MA 02109
FleetBoston Financial Corporation.................    714,100        6.4%
 100 Federal Street, Boston, MA 02110
Burt Sugarman(7)..................................    325,606        2.8%
Daniel J. Dorsch(8)...............................    310,360        2.8%
Peter C. O'Hara(9)................................    273,751        2.4%
William P. Foley, II(10)..........................    200,040        1.8%
Ronald B. Maggard(11).............................    160,999        1.4%
Terry N. Christensen(12)..........................    148,497        1.3%
Willie Davis(13)..................................    147,256        1.3%
David Gotterer(14)................................    142,281        1.3%
Clarence V. McKee(15).............................     77,518         *
Steven Cohen(16)..................................     27,555         *
Adam Noyes(17)....................................      9,529         *
Keith Sirois(18)..................................      6,351         *
Richard Turer(19).................................      5,000         *
All officers and directors as a group (15           1,837,472       16.2%
 persons)(20).....................................

--------
  *  Represents less than 1% of our outstanding common stock.
 (1) Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.
 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 25, 2002, upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person

    (but not those held by any other person) and which are exercisable within 60 days from March 25, 2002 have been exercised.
 (3) Unless otherwise indicated, the address of each stockholder listed is 4300 West Cypress Street Suite 600, Tampa, Florida 33607.
 (4) Percentage calculation assumes owners' derivative securities exercisable within 60 days from March 25, 2002 have been exercised.
 (5) Includes 612,536 shares issuable upon the exercise of presently exercisable warrants.
 (6) Includes 237,416 shares issuable upon the exercise of presently exercisable warrants held by KCC Delaware, a wholly-owned subsidiary of Giant Group, LTD.
 (7) Includes 322,274 shares subject to options and warrants. Excludes 994,699 shares and warrants held to purchase shares held by Giant Group, Ltd., as to which Mr. Sugarman disclaims beneficial ownership. Mr. Sugarman is Chairman of the Board and Chief Executive Officer of Giant Group Ltd.
 (8) Includes 75,000 shares issuable upon the exercise of presently exercisable stock options.
 (9) Includes 256,668 shares issuable upon the exercise of presently exercisable stock options.
(10) Includes 166,649 shares subject to options and warrants. Excludes the 1,158,893 shares and warrants to purchase shares held by CKE Restaurants, Inc. as to which Mr. Foley disclaims beneficial interest. Mr. Foley is Chairman of the Board of CKE Restaurants, Inc. Also excludes 175,688 shares held by Fidelity National Financial, Inc., as to which Mr. Foley disclaims beneficial ownership. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc.
(11) Includes 128,344 shares issuable upon the exercise of presently exercisable stock options.
(12) Includes 143,990 shares issuable upon the exercise of presently exercisable stock options.
(13) Includes 147,256 shares issuable upon the exercise of presently exercisable stock options.
(14) Includes 142,281 shares issuable upon the exercise of presently exercisable stock options.
(15) Includes 73,335 shares issuable upon the exercise of presently exercisable stock options.
(16) Includes 26,637 shares issuable upon the exercise of presently exercisable stock options.
(17) Includes 9,088 shares issuable upon the exercise of presenting exercisable stock options.
(18) Includes 5,833 shares issuable upon the exercise of presenting exercisable stock options.
(19) Includes 5,000 shares issuable upon the exercise of presenting exercisable stock options.
(20) Includes an aggregate of 1,504,022 shares issuable upon the exercise of presently exercisable stock options and warrants held by officers and directors of the company.

EXECUTIVE COMPENSATION

   The following table is a summary of the compensation earned for the last three fiscal years for services in all capacities to each of the persons who qualified as a "named executive officer" under item 402(a)(3) of Regulation S-
K. All amounts shown before the Merger between the Company and Rally's Hamburgers, Inc. in August 1999 include compensation paid by both Checkers and Rally's pursuant to the management service agreement between the companies.

                                                                       Long-Term
                                                                     Compensation
                                                                 ---------------------
                           Annual Compensation                     Awards    Payouts
                          ----------------------                 ---------- ----------
                                                                 Securities
                                                                 Underlying
   Name and Principal                             Other Annual    Options      LTIP       All Other
        Position          Year Salary  Bonus ($) Compensation($)  SARs(#)   Payouts($) Compensation($)
   ------------------     ---- ------- --------- --------------- ---------- ---------- ---------------
Daniel J. Dorsch(1).....  2001 441,692  220,000           --          --       --            333(2)
 Chief Executive Officer  2000 219,998   70,000           --      500,000      --         10,245(3)
                          1999   9,315      --            --      100,000      --               --

Steven Cohen............  2001 145,904   71,428           --       30,000      --             82(2)
 Vice President, Human    2000 134,968    7,000           --       15,000      --            243(2)
 Resources                1999 134,432      --            --          --       --            481(2)

Adam Noyes..............  2001 125,000   71,428           --       30,000      --          6,300(4)
 Vice President,          2000 107,984    7,000           --       15,000      --          2,190(5)
 Purchasing and           1999  91,006      --            --          --       --            179(2)
 Operations

Keith Sirois............  2001 125,000   71,428     41,179(6)      30,000      --          6,114(7)
 Vice President of        2000 110,354    7,000           --       15,000      --          6,096(8)
 Franchise Operations     1999  84,432      --            --          --       --          3,249(9)

Richard Turer...........  2001 120,481   71,428           --       30,000      --             60(2)
 Vice President of        2000 117,212    7,000           --       15,000      --            217(2)
 Marketing                1999  95,234      --            --          --       --            107(2)

--------
 (1) Mr. Dorsch was appointed as our Chief Executive Officer on December 14,
     1999.
 (2) Consisting of term life insurance premiums.
 (3) Consisting of automobile allowance ($9,849) and term life insurance premiums ($396).
 (4) Consisting of automobile allowance ($6,300) and term life insurance premiums ($64).
 (5) Consisting of automobile allowance ($1,989) and term life insurance premiums ($201).
 (6) Consisting of relocation expenses paid.
 (7) Consisting of automobile allowance ($6,060) and term life insurance premiums ($64).
 (8) Consisting of automobile allowance ($5,893) and term life insurance premiums ($203).
 (9) Consisting of automobile allowance ($3,090) and term life insurance premiums ($159).

Employment Agreements

   Effective November 20, 2000, we entered into an employment agreement with Daniel J. Dorsch, pursuant to which Mr. Dorsch serves as our Chief Executive Officer and as a Director. This agreement amended the 1999 employment agreement that we entered into with Mr. Dorsch. Under the terms of the November, 2000 employment agreement, we loaned $100,000 to Mr. Dorsch towards the exercise of the 100,000 stock options granted to him pursuant to the 1999 employment agreement at an exercise price of $1.28 per share. The loan, which bears interest at 5%, is payable by Mr. Dorsch in three equal principal installments, beginning on January 1, 2002. Mr. Dorsch's term of employment is for three years, subject to renewal by us for one-year periods thereafter, at an annual base salary of $440,000. In each successive year of the term, the base salary shall be increased by 5% over the prior year's base salary. Mr. Dorsch is also entitled to participate in our incentive bonus plans whereby Mr. Dorsch may be entitled to receive a bonus of up to 50% of his base salary, payable 50% in cash and 50% in our common stock. Mr. Dorsch is also entitled to participate in our benefit plans. Upon execution of the November, 2000 employment agreement, Mr. Dorsch was granted an option to purchase 400,000 shares of our common stock, which shall fully vest on November 20, 2003. Mr. Dorsch may be terminated at any time for cause. If Mr. Dorsch is terminated without cause, he will be entitled to receive his base annual salary, and any earned unpaid bonus, through the unexpired terms of the agreement, payable in a lump sum or as directed by Mr. Dorsch. Cause is defined as (i) a material default or breach under the agreement, (ii) the willful and habitual failure to perform duties under the agreement or corporate policies, or (iii) misconduct, dishonesty, insubordination or other act that has a direct substantial and adverse effect on our reputation or our relationships with our customers or employees.

Option Grants in Fiscal Year 2001

   The following table sets forth information regarding options granted to the named executive officers during fiscal year 2001 pursuant to our stock option plans:

                      Individual Grants
                    ----------------------
                                                                   Potential
                                                                  Realizable
                                                                Rates of Stock
                               % of Total                            Price
                    Number of    Options                         Appreciation
                    Securities Granted to  Exercise               for Option
                    Underlying  Employees   or Base                 Term(1)
                     Options       in        Price   Expiration ---------------
       Name         Granted(#) Fiscal Year ($/Share)    Date     5%($)  10%($)
       ----         ---------- ----------- --------- ---------- ------- -------
Daniel J. Dorsch...       --      0.00%        --            --      --      --

Steven Cohen.......   30,000     14.29%      5.55    6/14/11(2) 104,711 265,358

Adam Noyes.........   30,000     14.29%      5.55    6/14/11(2) 104,711 265,358

Keith Sirois.......   30,000     14.29%      5.55    6/14/11(2) 104,711 265,358

Richard Turer......   30,000     14.29%      5.55    6/14/11(2) 104,711 265,358

--------
 (1) The 5% and 10% assumed annual rates of stock price appreciation are provided in compliance with Regulation S-K under the Exchange Act. We do not necessarily believe that these appreciation calculations are indications of annual future stock option values or that the price of our common stock will appreciate at such rates.
 (2) One third of these options will vest on June 14, 2002, 2003 and 2004, respectively.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year End Option
Values

   Set forth below is information with respect to our common stock options exercised by the named executive officers during fiscal year 2001 and the number and value of unexercised stock options held by such executives at the end of the fiscal year.

                                                                          Value of Unexercised
                                                Number of Unexercised    In-the Money Options at
                           Shares               Options at FY-End(#)          FY-End($)(1)
                         Acquired on  Value   ------------------------- -------------------------
          Name           Exercise(#) Realized Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- -------- ------------------------- -------------------------
Daniel J. Dorsch........     --        --          50,000/450,000           $204,938/452,250

Steven Cohen............     --        --          26,637/40,000             $62,829/57,450

Adam Noyes..............     --        --           9,088/40,000             $26,668/57,450

Keith Sirois............     --        --           5,833/40,000             $21,383/57,450

Richard Turer...........     --        --           5,000/40,000             $20,025/57,450

--------
 (1) Based upon the difference between the exercise price and closing price of our common stock as reported on the NASDAQ National Market on December 31, 2001 of $6.13.

Transactions with Management and Others

   Pursuant to our current employment agreement with Mr. Dorsch, the Company accepted a $100,000 note on December 14, 2000 in connection with the exercise of 100,000 stock options. The Company will receive 3 equal annual payments on January 1, beginning in 2002. Interest on the unpaid principal portion accumulates at a rate of 5% per annum.

   On July 1, 1996, the Company entered into a ten-year operating agreement with Carl Karcher Enterprises, Inc., the subsidiary of CKE that operates the Carl's Jr. restaurant chain. Pursuant to the agreement, CKE began operating 29 Rally's owned restaurants located in California and Arizona, two of which were converted to a Carl's Jr. format. Including closures from prior periods, there were 23 remaining restaurants as of July 3, 2001, when we repossessed and began operating 21 of the 23 restaurants. CKE continues to operate the two converted to the Carl's Jr. format. During fiscal year 2001, the Company collected $333,000 from CKE related to this agreement. The original agreement was approved by a majority of the independent Directors of the Company. Prior to the agreement, the Company's independent Directors had received an opinion as to the fairness of the agreement, from a financial point of view, from an investment banking firm of national standing.

                         REPORT OF THE AUDIT COMMITTEE

   The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three (3) broad categories:

     First, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's independent auditors about its annual financial statements and key accounting and reporting matters;

     Second, the Committee is responsible for matters concerning the relationship between the Company and its independent auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the independent auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

     Third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company's internal auditing program.

   The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met four times during fiscal year 2001.

   In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's independent auditors to review and discuss the financial statements prior to their issuance and to discuss significant accounting and reporting matters. Management advised the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee discussed the statements with both management and the independent auditors. The Committee's review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended.

   With respect to the Company's independent auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

   On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          Members of the Audit Committee

                                          /s/ David Gotterer, Chairman
                                          /s/ Ronald Maggard
                                          /s/ Clarence V. McKee

                      REPORT OF THE COMPENSATION COMMITTEE

   The following Report was prepared by the members of our compensation committee at the end of fiscal year 2001.

   Annual compensation for all of our executive officers is determined by the compensation committee of our Board of Directors, subject to the terms of any applicable employment agreement negotiated between us and an executive officer. During fiscal year 2001, annual compensation was set with the intent of reasonably compensating the executive officers including the Chief Executive Officer, in line with industry norms, based upon the committee members' subjective evaluation of each officer and his respective assigned responsibilities and individual performance. The committee also considered growth of the company, earnings of the company and increases in the cost of living.

   During fiscal year 2001, awards of stock options under our 1991 Stock Option Plan to all executive officers, excluding the Chief Executive Officer, were made at the discretion of the members of the committee pursuant to the terms of the plan. In determining awards under the plan, the committee makes a subjective evaluation of individual responsibilities, past and anticipated potential individual productivity and performance and past and anticipated contributions to the profitability of the company, both direct and indirect. The committee does not give particular weight to a specific factor or use a formula in determining awards under the plan. While not required under the terms of the plan, all existing stock options were granted with an exercise price at least equal to the market value of the stock at the time of the grant and generally include vesting periods which the committee believed would encourage the employee to remain with the company. The benefits derived from each stock option granted under the plan is directly attributable to a future increase in the value of the company's common stock.

   We are required to disclose our policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for the purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to our executive officers for fiscal year 2001 will exceed the $1 million limit per officer. Our 1991 and successor 2001 Stock Option Plans were structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          COMPENSATION COMMITTEE MEMBERS

                                          /s/ Peter C. O'Hara
                                          /s/ William P. Foley, II
                                          /s/ Burt Sugarman

                   COMPARISON OF FIVE YEAR TOTAL RETURN(/1/)

  FOR CHECKERS DRIVE-IN RESTAURANTS, INC.(/2/), S & P 500 INDEX AND PEER GROUP
                                   INDEX(/3/)





                                    1996    1997   1998   1999   2000   2001
                                   ------- ------ ------ ------ ------ ------
   Checkers Drive In Restaurants,
    Inc........................... $100.00  54.17  20.83  11.83  20.50  34.06
   S & P 500 Index................  100.00 131.01 165.95 198.35 178.24 154.99
   Peer Group.....................  100.00 127.47 131.58 117.66 156.38 183.71

--------
 (1) The foregoing graph assumes $100 invested on December 31, 1996, in the Company, the S&P 500 Index and a peer group made up of five companies in the same industry.
 (2) Total return is adjusted for a one-for-12 reverse stock split of the Company's common stock in August 1999, and assumes reinvestment of any dividends for all companies.
 (3) The peer group consists of Wendy's International, Sonic Corporation, Jack in the Box, Inc., CKE Restaurants, Inc. and Papa John's International, Inc. The rate of return for the peer group is based upon their relative market capitalization as of March 19, 2002.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors is responsible for executive compensation decisions. During fiscal year 2001, the committee was comprised of Messrs. Foley, Davis and O'Hara. Mr. Foley is chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. and Chairman of the Board of CKE Restaurants, Inc. which, as of March 25, 2002, beneficially owned approximately 1.4% and 9.8%, respectively, of the outstanding shares, or warrants to purchase shares, of our common stock.

   On July 1, 1996, the Company entered into a ten-year operating agreement with Carl Karcher Enterprises, Inc., the subsidiary of CKE that operates the Carl's Jr. restaurant chain. Pursuant to the agreement, CKE began operating 29 Rally's owned restaurants located in California and Arizona, two of which were converted to a Carl's Jr. format. Including closures from prior periods, there were 23 remaining restaurants as of July 3, 2001, when we repossessed and began operating 21 of the 23 restaurants. CKE continues to operate the two converted to the

Carl's Jr. format. During fiscal year 2001, the Company collected $333,000 from CKE related to this agreement. The original agreement was approved by a majority of the independent Directors of the Company. Prior to the agreement, the Company's independent Directors had received an opinion as to the fairness of the agreement, from a financial point of view, from an investment banking firm of national standing.

                              INDEPENDENT AUDITORS

   The Company has engaged KPMG LLP as its independent auditors since becoming a publicly traded company. KPMG LLP reported on the consolidated financial statements of the Company for the fiscal year ended December 31, 2001 and it is currently anticipated that KPMG LLP will be selected by the Board of Directors to audit and report on the financial statements of the Company for the year ending December 30, 2002.

   Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 (the "2001 fiscal year") and the reviews of the financial statements included in the Company's Form 10-Q's for the 2001 fiscal year totaled $268,000.

   Financial Information Systems Design and Implementation Fees. There were no fees billed for professional services related to financial information systems design and implementation by KPMG LLP for the 2001 fiscal year.

   All Other Fees. The aggregate fees billed for services rendered by KPMG LLP, other than for audit and information technology services, described in the preceding two paragraphs, totaled $94,000 for fiscal 2001. These other fees were primarily for statutory audits and other regulatory compliance reporting.

                                 PROPOSAL NO. 2

                  RATIFICATION AND APPROVAL OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Company has engaged the firm of KPMG LLP, independent certified public accountants, to report upon the financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. The Company has appointed KPMG LLP to report upon its financial statements for the fiscal year ending December 30, 2002, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

                                 OTHER BUSINESS

   Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                           STOCKHOLDER PROPOSALS FOR
                    PRESENTATION AT THE 2003 ANNUAL MEETING

   The Board of Directors requests that any stockholder proposals intended for presentation at the 2003 Annual Meeting be submitted to Brian Doster, Secretary, in writing no later than March 14, 2003, for consideration for inclusion in the Company's proxy materials for such meeting.

   The Company's By-Laws require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting us given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

   A stockholder's notice with respect to a director nomination must set forth
(i) certain information about the nominee, (ii) the consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating stockholder, iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder persons named, and (vii) certain other information.

   The complete By-Law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. WRITTEN REQUESTS, ACCOMPANIED BY A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 15, 2002, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK, SHOULD BE DIRECTED TO CHECKERS DRIVE-IN RESTAURANTS, INC., 4300 WEST CYPRESS STREET, SUITE 600, TAMPA, FL 33607, ATTENTION: CORPORATE SECRETARY.

                                          By Order of the Board of Directors,

                                          /s/ Brian R. Doster
                                          -------------------
                                          BRIAN R. DOSTER
                                          Secretary

Dated: May 2, 2002

PROXY
                      CHECKERS DRIVE-IN RESTAURANTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS--May 29, 2002

  The undersigned hereby appoints Ronald B. Maggard, Peter C. O'Hara and Daniel
J. Dorsch, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock of Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 2002 Annual Meeting of Stockholders to be held on May 29, 2002 (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

  The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement, Annual Report and Form 10-K.

--------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                ADMISSION TICKET

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                      CHECKERS DRIVE-IN RESTAURANTS, INC.

             May 29, 2002 @ 9:00 A.M, EASTERN DAYLIGHT SAVINGS TIME

                             ---------------------

                                 TAMPA, FLORIDA

                          (Continued from other side)
PROXY
              THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. Please mark your vote as indicated in this example [X]

 DIRECTORS
 Directors recommend: A
  vote for election of
  the following nominees
 1. 01-Peter C. O'Hara,
  02-Daniel J. Dorsch
For, except vote withheld from the following nominee(s):

--------------------------------------------------------
 PROPOSAL(S)
                               FOR WITHHELD ABSTAIN
 2. Ratify and approve
  the appointment of
  KPMG LLP as
  independent auditors         [_]   [_]      [_]

  THIS PROXY WILL BE VOTED AS DIRECTOR OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE, FOR APPROVAL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGNATURE _____________________________ SIGNATURE ______________________________

Date: _________________________________ Date: __________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.